UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 2, 2015

Alaska Communications Systems Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Telephone Avenue, Anchorage, Alaska		99503-6091
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(907) 297-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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 Item 1.01 Entry into a Material Definitive Agreement

In connection with the consummation of the transactions described below under Item 2.01 (the “Transaction”), the AWN Operating Agreement and the company’s Credit Agreement (each as further described below) were amended as of the date of the Transaction.

AWN Operating Agreement Amendment

The First Amended and Restated Operating Agreement of The Alaska Wireless Network, LLC, a Delaware limited liability company (“AWN”), dated June 4, 2012, by and among AWN, GCI Wireless Holdings, LLC, an Alaska limited liability company (“GCI Wireless”), ACS Wireless, Inc., an Alaska corporation (“ACS Wireless”), and, solely for purposes of certain sections thereof, Alaska Communications Systems Group, Inc., a Delaware corporation (“ACS”), and General Communication, Inc., an Alaska corporation (“GCI Parent”) (the “AWN Operating Agreement”), was amended as follows:

•	ACS Wireless and ACS withdrew as, and ceased to be, parties to the AWN Operating Agreement, and all references to ACS Wireless or ACS in the AWN Operating Agreement were deleted; and

•	all past, present or future rights and obligations of ACS Wireless or ACS under or pursuant to the AWN Operating Agreement were terminated and all provisions of the AWN Operating Agreement pursuant to which ACS Wireless or ACS had any rights or obligations were deleted from the AWN Operating Agreement.

Notwithstanding the foregoing, certain indemnifications rights and obligations of ACS Wireless and ACS under the AWN Operating Agreement in respect of third party claims continue to survive.

Credit Agreement Amendment

The Credit Agreement, dated as of October 21, 2010 (as amended by the First Amendment Agreement to Credit Agreement, dated as of November 1, 2012), among Alaska Communications Systems Holdings, Inc., as borrower (“ACS Holdings”), ACS, the lenders thereto and JP Morgan Chase Bank, N.A., as administrative agent for the lenders, was amended as follows:

•	the lenders consented to the Transaction;

•	provision was made for, although no lenders committed to: (i) an additional term facility maturing on April 21, 2019 (subject to early termination based on the amount of the outstanding debt of ACS Holdings) but otherwise having the same terms and conditions as the existing term facility and (ii) an additional revolving facility maturing on October 17, 2017 (subject to early termination based on the amount of the outstanding debt of the Borrower) but otherwise having the same terms and conditions as the existing revolving facility; and

•	certain covenants were adjusted for periods after the amendment became effective, including a reduction of the required fixed charge coverage ratio from 2.75:1 to 2.50:1, an increase in the permissible total leverage ratio from 5.25:1 to 5.50:1, and a decrease in the permissible senior secured leverage ratio from 4.40:1 to 3.00:1.

Item 1.02	Termination of a Material Definitive Agreement

To the extent required by Item 1.02 of Form 8-K, the information set forth under Item 1.01 above is hereby incorporated into this Item 1.02 by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously announced on December 4, 2014, ACS entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with GCI Parent, GCI Communication Corp., an Alaska corporation (“GCICC”), ACS Wireless, GCI Wireless and AWN, pursuant to which ACS agreed to sell to GCI Parent and its affiliates ACS Wireless’s interest in AWN and substantially all the assets related to the wireless business (including certain wireline assets) of ACS and its affiliates, as described below. On February 2, 2015, the parties to the Purchase Agreement consummated the transactions contemplated thereby.

Pursuant to the Purchase Agreement, ACS has sold, or has caused one or more of its affiliates to sell, to GCI Parent, or one or more of its affiliates, ACS Wireless’s interest in AWN and substantially all the assets of ACS and its affiliates related to ACS’s wireless business (the “Acquired Assets”) for a cash payment of $300.0 million, which amount is subject to adjustment. ACS’s net proceeds at closing totaled approximately $273.4 million, after accounting for, among other things, amounts held back in escrow or otherwise by GCI Parent pursuant to the terms of the Purchase Agreement. Approximately $240.0 million of the proceeds were used to pay down ACS’s term loan facility, and the remaining proceeds were used to fund transaction expenses, wind-down costs of the retail wireless business and taxes, leaving $10.0 million of remaining cash on hand for general corporate purposes.

The Acquired Assets include, without limitation, all the equity interests of AWN owned or held by ACS Wireless, substantially all of ACS’s wireless subscriber assets, including subscriber contracts, and certain fiber strands for drop circuits and associated electronics. GCI Parent has not acquired certain “Excluded Assets”, which include, without limitation, cash, handset and accessory inventory, wireless store leases, all rights and assets (other than drop circuits) primarily used to provide wireline services and any right or asset used by ACS or any of its affiliates to provide local exchange services under the Communications Act of 1934, as amended, or assets used to provide other wireline services. GCI Parent has assumed from ACS post-closing liabilities of ACS and its affiliates under contracts assumed by GCI and liabilities with respect to the ownership by ACS Wireless of its equity interest in AWN to the extent accruing and related to the period after closing. All other liabilities will be retained by ACS and its affiliates.

ACS and its controlled affiliates will be restricted from engaging in retail wireless operations in Alaska for a period of four years after closing, except for the following services: (a) fixed wireless replacement, (b) WiFi, (c) wireless backhaul and transport, (d) providing cell site leases and (e) acting as a wireless internet service provider.

The foregoing description of the Purchase Agreement and amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and amended Credit Agreement, which will be filed as material agreements in connection with ACS’s annual report on Form 10-K for the year ended December 31, 2014.

Item 2.05	Costs Associated with Exit or Disposal Activities

The Board has authorized management to take certain actions involving the wind-down of ACS’s wireless business and having an aggregate net effect of approximately $12.5 million, including the following:

•	Exit the operations of its statewide retail stores that serve as wireless service and sales locations throughout the state. The cost to exit these store locations is estimated to be approximately $4.5 million.

•	Reduce all labor and non-labor costs (including contract) associated with the support of the wireless business. These costs include contact center support functions, billing and collection, information technology, product and marketing support, supply chain management, general and administrative and management layers associated with the resizing of the organization. The cost for severance and other non-recurring costs associated with this activity is estimated to be approximately $8.0 million.

Sell all wireless inventories to third parties, with proceeds therefrom estimated to be approximately $1.0 million.

A significant portion of these wind-down activities commenced during December 2014 and will continue to occur during the two to six month transition period. Once this period has ended, any remaining wind-down activities will be accelerated. Accordingly, ACS will begin to recognize these wind-down expenses beginning in the fourth quarter of 2014 as ACS reduces its labor costs through a structured cost reduction program. These amounts will primarily be severance costs associated with labor cost reductions, and other costs associated with the Transaction such as legal, accounting and financing costs, and losses on [surplus] wireless inventory sold in connection with the Transaction. In 2015, wind-down costs, including severance, continued legal and accounting costs, real estate leases and buyout of such leases will continue until ACS has achieved an appropriate cost structure to support its wireline business. All wind-down activities are expected to be substantially completed by the end of 2015.

ACS has contracted to provide transition support to GCI for two to six months. Transition support includes continuing to provide customer service support functions at ACS’s retail stores and contact center locations, and other support functions. During the transition period, GCI will compensate ACS for the transition services starting at approximately $1.8 million per month, with such amounts subject to performance of service level standards, and will be reduced monthly as GCI moves support functions to its own operations. The compensation for the transition service agreement is structured to substantially offset ACS’s cost of providing such services.

Item 9.01	Financial Statements and Exhibits

There are a limited number of pro forma adjustments that illustrate the effects of the Transaction, as follows:

For the nine month period ended September 30, 2014, assuming the Transaction occurred on January 1, 2014:

ACS recognized $237.4 million in total revenue. The Transaction represents the sale of ACS’s wireless business, and revenue would have been reduced by (i) $58.8 million of wireless revenue that includes business and consumer service revenue, equipment sales and other revenue and (ii) $14.6 million of CETC revenue. We no longer will incur the Cost of Goods Sold – Affiliate of $43.3 million. Because we will no longer be a 33.33% owner of AWN, we would not have recognized the $29.2 million of earnings in equity investments. As a result of the debt pay down of $240.0 million, interest expense would have been approximately $11.0 million lower.

As of December 31, 2013, assuming the Transaction occurred as of that date:

Pro-forma for the Transaction, cash would have been approximately $30.0 million higher, reflecting the difference between cash received in connection with the Transaction, and pay down of our term loan facility, and other cash amounts related to the Transaction received following close. Our equity method investment would have been reduced by $267.0 million. Accounts payable from affiliates would have been $14.3 million less due to the termination of the Company’s wholesale relationship with AWN.

For the twelve month period ended December 31, 2013, assuming the Transaction occurred on January 1, 2013:

ACS recognized $348.9 million in total revenue. The Transaction represents the sale of ACS’s retail wireless business, and revenue would have been reduced by (i) $81.1 million of wireless revenue that includes business and consumer service revenue, equipment sales and other revenue and (ii) $21.0 million of CETC revenue. We no longer will incur the Cost of Goods Sold – Affiliate of $25.2 million. Because we will no longer be a 33.33% owner of AWN, we would not have recognized the $18.1 million of earnings in equity investments. As a result of the debt pay down of $240.0 million, interest expense would have been approximately $14.0 million lower.

The limited pro forma adjustments described above are based upon currently available information and upon assumptions that management believes are reasonable. However, these limited pro forma adjustments have not been audited, are for informational purposes only and do not purport to present what ACS’s results would actually have been had the Transaction actually occurred on the dates presented nor project ACS’s results of operations or financial position for any future period. The limited pro forma adjustments described above should be read in conjunction with ACS’s Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Report on Form 10-Q for the period ended September 30, 2014, and ACS’s subsequent filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaska Communications Systems Group, Inc.

February 6, 2015	By:	/s/ Leonard A. Steinberg

Name: Leonard A. Steinberg
Title: Corporate Secretary